    As filed with the Securities and Exchange Commission on November 24, 1999
                                                    Reg. No. 333-85507

 ==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            -------------------------

                                AMENDMENT NO.1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            -------------------------

                              FOCUS AFFILIATES, INC.
               (Exact name of issuer as specified in its charter)


           Delaware                                        95-4467726
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)

                                9314 Eton Avenue
                          Chatsworth, California 91311
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)



                       David Kane, Chief Financial Officer
                              Focus Affiliates, Inc.
                                9314 Eton Avenue
                           Chatsworth, California 91311
                                 (818) 709-2300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)



                                    Copy to:
                           Sanford J. Hillsberg, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
     From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

                                   PROSPECTUS

                              FOCUS AFFILIATES, INC.

                        5,140,258 Shares of Common Stock









Our common stock is traded on the Nasdaq SmallCap Market under the symbol "FONE." On November 19, 1999, the closing price of our common stock was $4.938 per share.


An investment in our common stock involves a high degree of risk. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 3.

Of the 5,140,258 shares of common stock offered by this prospectus, selling stockholders are selling 3,878,526 shares that are outstanding or are issuable upon the exercise of outstanding options and warrants and we are selling 1,261,732 shares upon the exercise of outstanding warrants that were distributed to all of our stockholders as a dividend in 1997. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.




               The date of this prospectus is November 29, 1999.

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully before making an investment decision.


                          GENERAL INFORMATION ABOUT US

         We are engaged in the wholesale distribution of wireless communications products. We offer cellular telephones and accessories from leading manufacturers, including brand names like AT&T, Audiovox, Ericsson, Mitsubishi, Motorola, Nokia, NEC, Panasonic, Qualcomm, Samsung and Sony. We have developed a customer base of more than 2,100 wholesalers, carriers, agents, dealers and retailers. Historically, we have bought most of our inventory of products from, and have sold a substantial portion of this inventory to, other distributors. We are in the process of developing an internet-based method for processing orders from dealers that we expect to initiate in the fourth quarter of 1999.


         In July 1999, we entered into an agreement to acquire Cellular Wholesalers, Inc., a privately owned wholesale distributor of wireless communications products, through the merger of Cellular Wholesalers into a wholly owned subsidiary of Focus. This transaction was completed on October 29, 1999. Reflecting these new developments and our goal of providing new distribution services to wireless network operators and manufacturers, we have recently changed the name under which we are conducting business to Focus Wireless.com. We were incorporated in Delaware in October
1996. Our principal executive offices are located at 9314 Eton Avenue, Chatsworth, California 91311, and our telephone number is (818) 709-2300.



                                  THE OFFERING
Common stock offered ...............................      5,140,258 shares(1)

Common stock currently outstanding .................      9,264,893 shares(2)

Common stock to be outstanding after the offering...     11,659,396 shares(1)(2)

Nasdaq SmallCap Market Symbol ......................     FONE
------------------


(1) This assumes the issuance of all shares issuable upon exercise by the selling stockholders of the warrants and options for the shares of common stock covered by this prospectus and our sale of the 1,261,732 shares upon the exercise of all the warrants that were issued to our stockholders in December 1997.


(2) Based on the number of shares of common stock outstanding on November 19, 1999. This number also includes the shares offered by this prospectus, but excludes 1,400,000 shares reserved for issuance upon the exercise of options granted or to be granted under our 1996 and 1998 stock option plans and 1,968,570 shares reserved for issuance upon the exercise of other outstanding warrants and options.

                                  RISK FACTORS

WE HAVE RECENT AND ANTICIPATED CONTINUING LOSSES


         We have incurred operating losses for 1997 and 1998 and the first three quarters of 1999, and we anticipate that we may incur further, although reduced, losses for the rest of 1999. Our operating expenses have increased and can be expected to increase significantly in connection with our contemplated expansion of operations. This planned expansion will require us to make substantial up-front expenditures to purchase inventory and increase marketing efforts. We expect to continue to incur significant operating and capital expenditures and, as a result, we will need to generate significant revenues to achieve and maintain profitability. We cannot assure you that we will generate sufficient revenues to achieve profitability. Even if we do achieve profitability, we cannot assure you that we can sustain or increase profitability in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, our business, results of operations and financial condition will be materially and adversely affected.


WE OPERATE ON LOW MARGINS

         We have historically operated on a high volume and low margin basis. A recent trend by original equipment manufacturers to reduce prices of wireless products has and will likely continue to put additional downward pressure on our margins.

WE PLAN TO EXPAND OUR OPERATIONS

         We plan to achieve and maintain operating profitability by expanding our operations. The success of this plan will be largely dependent on our ability to

     -    maintain operating and gross margins
     -    secure an adequate supply of competitive products
     -    hire and retain skilled marketing and other personnel
     - successfully manage growth by monitoring operations, controlling costs and maintaining effective management, inventory and credit controls
     - develop and maintain relationships with leading manufacturers, dealers, agents, carriers and sub-agents of wireless products
     - acquire and successfully integrate businesses that are complimentary with our operations

We have limited experience in expansion efforts and we cannot assure you our planned expansion will be successful.


WE RECENTLY ACQUIRED CELLULAR WHOLESALERS, INC.

         We have acquired Cellular Wholesalers, Inc., a privately owned wholesale distributor of wireless communications products. In connection with this acquisition:

     - we may be unable to successfully integrate its operations with our current operations
     - we have incurred substantial additional debt under a line of credit that could limit our future financing activities and which we could have difficulty servicing if we suffer a downturn in our operations

     - we have raised over $5,000,000 in convertible debt financing, which will require us to issue a substantial number of shares of our common stock upon conversion of the debt and upon any exercise of warrants that will be issued in connection with the conversion
     - affiliates of Cellular Wholesalers will continue to have significant transactions with it after our acquisition
     - we will generate significant goodwill for accounting purposes that we will be required to charge against our future reported earnings


WE ARE PURSUING A STRATEGY TO PROVIDE NEW DISTRIBUTION SERVICES

         We are pursuing a new strategy to become a value added distributor for original equipment manufacturers and network operators. As part of this effort, we may need to expand our warehousing facilities, inventory of products, computer systems and equipment for repair and refurbishing. We plan to outsource various services. If we are unable to secure vendors to provide these services on a cost-effective basis and do not have adequate capital, we may be forced to abandon this approach. Furthermore, we cannot assure you that manufacturers and network operators will pay for our services as a value added distributor.

WE PLAN TO INTRODUCE AN INTERNET ORDER SYSTEM


         We also plan to introduce a new internet-based method for processing orders from dealers. We may:


     -    encounter delays in developing this system
     -    incur unanticipated costs in establishing or maintaining this system
     -    encounter customer resistance to using this new system

WE WILL LIKELY NEED TO RAISE ADDITIONAL CAPITAL


         We will need additional working capital to significantly expand our operations as part of our strategy to generate operating profits. We cannot assure you that we will be able to obtain additional financing on reasonable terms or at all. Furthermore, if we raise additional capital through equity, our existing stockholders will experience dilution. If we are unable to raise additional financing when needed, we may be unable to grow or maintain our current level of business operations.


         We recently obtained a $20,000,000 senior debt facility from Banc of America Commercial Financial Corporation, which replaced our previous $5,000,000 credit line. This debt facility contains customary covenants that limit our activities.


WE ARE DEPENDENT ON OUR PRINCIPAL SUPPLIERS

         We are dependent on third-party equipment manufacturers and distributors for all of our supply of cellular telephones and accessories. We rely on our suppliers to provide adequate inventories of popular brand name products on a timely basis and on favorable pricing terms. We generally do not maintain supply agreements. Instead, we purchase products under purchase orders on an on-going basis. Our suppliers may not continue to offer competitive products to us on favorable terms when we need them. We have failed in the past to sustain significant relationships with leading manufacturers of analog and digital cellular products. Our supplier relationships have been primarily other wholesale distributors. As a result, our supply of products has been inconsistent. Purchases from wholesale distributors tend to be more expensive and do not include price protection or promotional allowances.


WE FACE INTENSE COMPETITION FROM OTHER DISTRIBUTORS OF WIRELESS PRODUCTS

          The markets for wireless communications products are characterized by intense price competition and significant price erosion over the life of a product. We compete with numerous well-established wholesale distributors and manufacturers of wireless equipment, including our customers and suppliers, as well as providers of wireless services. Many of our competitors possess greater financial, marketing, personnel and other resources than us. Brightpoint and CellStar, historically two of our principal suppliers, are also two of our primary competitors. Some of our competitors have the financial resources that allow them to withstand substantial price competition and implement extensive advertising and promotional programs. The wireless distribution industry is also characterized by low barriers to entry and frequent introduction of new products. Our ability to compete successfully will be largely dependent on our ability to maintain our current vendor relationships and anticipate and respond to various competitive factors affecting the industry, including:

     -    new products
     -    changes in consumer preferences
     -    demographic trends
     - economic conditions, including recessions that decrease consumer spending
     -    discount pricing and promotional strategies by carriers
     -    consolidating trends in the industry

We cannot assure you that we will be able to compete effectively, particularly as domestic wireless markets mature and we seek to enter into new markets and market new products.

WE MAY HAVE LOSSES DUE TO BAD CREDIT


         We make most of our sales by extending credit to customers, and we may be unable to collect payment from some of them. We have been required to write off significant accounts receivable balances in the past. Our accounts receivable, minus an allowance for doubtful accounts of $170,000, were approximately $5,209,000 on September 30, 1999. Delays in collection or uncollectibility of accounts receivable could harm our liquidity and working capital position.


WE MAY BE UNABLE TO ADJUST TO EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGE.

         The markets for wireless communications products are characterized by rapidly changing technology and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, our marketing strategy and ultimate success is dependent upon our ability to anticipate technological changes in the industry. A recently introduced digital technology called the digital personal communications services format, or "PCS," has decreased demand for the analog and digital products we sell. Manufacturers in this new market have selected distribution channels which do not currently include us. We may be unable to secure strategic relationships giving us access to digital PCS products directly, and our business will be harmed if we fail to secure a consistent supply of digital PCS products on reasonable terms. The use of other alternative wireless communications technologies, including satellite communications systems, may also reduce demand for existing wireless products. These technologies, upon widespread commercial acceptance, could materially change the types of products we sell and result in significant price competition. Our existing customers may be unwilling to purchase the new equipment necessary to utilize these new technologies.

WE MAY HAVE EXCESS OR OBSOLETE INVENTORY

         We acquire inventory in advance of product shipments. Because forecasting the desirable level of inventory is difficult, we may forecast incorrectly and stock excess inventory of particular products. Furthermore, the value of our inventory may decrease due to price reductions by competitors, obsolescence due to technological change and product quality problems. We have in the past incurred significant declines in our inventory value and any future declines could have a material adverse effect on our business.

WE SELL TO FOREIGN CUSTOMERS

         Sales of wireless products to customers in foreign markets, primarily in Latin America, have accounted for a portion of our revenues. In 1998, sales to customers outside of the United States accounted for 8% of our total revenues. We are trying to increase product sales in foreign markets, because we believe that they present significant growth opportunities. To the extent that we increase foreign sales, our business will increasingly become subject to foreign trade risks, including:

          -    credit risk
          -    trade restrictions, including customs duties and import quotas
          -    shipping delays
          -    political, regulatory and economic instability
          -    fluctuations in currency rates

Although our foreign sales are currently made in United States dollars, an increase in the value of the dollar in relation to foreign currencies may decrease demand for our wireless products in foreign countries. For competitive reasons, we may make future foreign sales in local currencies, which would expose us to additional currency fluctuation risks. We do not intend to engage in foreign currency hedging transactions.

WE RELY ON ASIAN MANUFACTURERS

         We currently obtain products from several manufacturers who are based or affiliated with companies in Asia. These manufacturers have been affected by the recent and well publicized Asian financial crisis. Our business would be harmed if these manufacturers were unable to supply us with sufficient quantities of wireless products.

THERE ARE POSSIBLE MEDICAL RISKS ASSOCIATED WITH WIRELESS TELEPHONES

         Lawsuits have been filed against manufacturers of wireless telephones alleging possible medical risks, including brain cancer, associated with electromagnetic fields emitted by cellular telephones. Scientific research has not been conclusive on the effect of cellular telephones on humans. Future studies confirming health risks associated with cellular telephones could harm our business. Furthermore, the perception of health risks could harm our ability to sell wireless telephone products. As a distributor of wireless telephones, we could be subject to lawsuits filed by plaintiffs alleging health risks. We do not carry product liability insurance.

OUR BUSINESS IS DEPENDENT ON OUR NEW MANAGEMENT TEAM


         Our future success depends to a significant extent on the continued services of our senior management, who have only recently joined us. In April 1999, Ben Neman, our chairman of the board and president, and Stephen Jarrett, an executive vice president and director, resigned their positions. Michael Hedge, who joined us as an executive vice president in February 1999, became our president and chief executive officer as well as a director in April 1999. John Swinehart, who had served as our chief executive officer and a director since November 1998, became chairman of the board and chief operating officer in April 1999. Other key officers and employees include David Kane, our chief financial officer since August 1998; and Mark Fruehan, our executive vice president since May 1999. Three key officers of Cellular Wholesalers were appointed as officers of Focus on October 29, 1999: Ronald Goldberg, our senior vice president -- U.S. Operations; Melvin Cohen, our vice president -- finance and administration; and Cary Maimon, our vice president -- general manager. The loss or interruption of the services of one or more of these individuals could have a material adverse effect on our business and prospects.


WE MAY EXPERIENCE YEAR 2000 INTERRUPTIONS

         We use a number of computer software programs in our internal operations, including our order, inventory management and distribution systems. If our computer systems do not correctly recognize the date information for the year 2000, our operations may be interrupted. The wireless products we distribute could also experience year 2000 problems, and our customers may alter their usual purchasing patterns due to year 2000 problems. If any of our computer systems or products are not year 2000 compliant, our business, financial condition and results of operations could be materially adversely affected. In addition, failure by our key suppliers or customers to make their computer software programs year 2000 compliant could have a material adverse effect on us. We have completed a project to address various year 2000 issues, but will continue to monitor our year 2000 risks.


                                 USE OF PROCEEDS

         We will receive the exercise price of the warrants and options if they are exercised by the selling stockholders and the holders of outstanding warrants that were distributed to all stockholders as a dividend in 1997. We intend to use these proceeds for working capital. If all of the warrants and options are exercised, we will receive a total of $2,990,585. Otherwise, we will not receive any of the proceeds from the sale of the common stock offered under this prospectus by the selling stockholders. We will bear the costs and expenses of registration of shares offered, which we currently estimate to be about $65,000.

         ISSUANCE UPON THE EXERCISE OF OUTSTANDING STOCKHOLDER WARRANTS

         On November 18, 1997, our board of directors declared a pro rata distribution to all of our stockholders of a warrant to purchase our common stock from us as follows: record owners of our common stock on December 10, 1997 (other than Ben Neman, who waived his right to receive this distribution) received one redeemable warrant for every two shares of common stock held. In total, stockholder warrants to purchase 1,261,732 shares of common stock were issued. Each warrant entitled the holder to purchase one share of common stock at a price of $4, subject to adjustments. The warrants expire on December 10, 2000. The exercise price of these warrants was lowered by our board to $1 per share, which was approved by our stockholders at our annual meeting of stockholders in December 1998. We are offering 1,261,732 shares of common stock to the holders of these stockholder warrants, upon the exercise of these warrants.

         Prior to their exercise, we may redeem these warrants, in whole or in part, at a redemption price of $0.10 per warrant if the following conditions are met:

          -    we give at least 30 days written notice of the redemption
          - the closing bid price of our common stock on all 20 trading days ending on the third day prior to giving notice has been equal to or greater than $7.00 per share
          - the holders may exercise the warrants until the close of business on the date fixed for redemption


                              SELLING STOCKHOLDERS

         Except as indicated below, none of the selling stockholders has held any position or office or had any other material relationship with us within the past three years. The following table shows the beneficial ownership of our common stock for each of the selling stockholders on November 19, 1999. The table assumes that the selling stockholders will sell all of the shares and that the selling stockholders will make no other purchases or sales of our common stock. However, the selling stockholders are not obligated to sell their shares at any time or at any price. Therefore, we cannot state with certainty the number of shares of common stock that will be owned by each of the selling stockholders upon the termination of this offering. The number of shares of common stock that each holder may own may also change due to stock splits or other anti-dilution adjustments.





                                  Beneficial Ownership                           Beneficial Ownership
                                   Before Offering(1)                            After Offering (1)
                                   ------------------                            ------------------

                                   Number of                  Number of Shares   Number of
      Selling Stockholder           Shares       Percent       Being Offered      Shares        Percent
      -------------------           ------       -------       -------------      ------        -------

Paul Skjodt(2)                      1,116,667(3)    11.8%         1,116,667         0              0

Carroll Edwards                       643,333(4)     6.9%           643,333         0              0

Christopher R. Williams                  208,333     2.2%           208,333         0              0

Rhett Baumgartner                     166,666(5)     1.8%           166,666         0              0

Edward Kowlowitz                         166,666     1.8%           166,666         0              0

Chandler M. Williams                     250,000     2.7%           250,000         0              0

Cooper L. Williams                    208,333(6)     2.2%           208,333         0              0

Marshall Welton                        30,000(7)      *              30,000         0              0

Sam Schmutte                           16,000(8)      *              16,000         0              0

Troy & Gould Professional
Corp. Profit Sharing Plan for
Benefit of Sanford J.
Hillsberg(9)                          10,000(10)      *              10,000         0              0

Troy & Gould Professional
Corp. Profit Sharing Plan for
Benefit of William D. Gould(9)        10,000(11)      *              10,000         0              0

Charles Alimonda(12)                  17,950(13)      *               2,000      15,950            *

Howard E. Kane                         8,000(14)      *               8,000         0              0

Martha B. Maus                        44,000(15)      *              44,000         0              0

Thomas G. Hedge                        8,000(16)      *               8,000         0              0

Michael King(17)                      12,000(18)      *              12,000         0              0


Daniel S. Laikin                      93,528(19)     1.0%            93,528         0              0

Stephen Jarrett(20)                  100,000(21)     1.1%           100,000         0              0

John Swinehart(22)                   300,000(23)     3.2%           200,000         0              0

Mark M. Laisure(24)                  200,000(25)     2.1%           200,000         0              0

CIT Group/Crf Securities
Investment, Inc. (26)                 15,000(27)      *              15,000         0              0

NationsCredit Commerical
Corporation(28)                       20,000(29)      *              20,000         0              0

MSS Descendants Trust(30)             92,500(31)     1.0%            92,500         0              0

SBS Descendants Trust(30)             92,500(31)     1.0%            92,500         0              0

James Allardice(30)                      200(31)      *                 200         0              0

Howard Allen(30)                       1,700(31)      *               1,700         0              0

Bill Barkow(30)                          250(31)      *                 250         0              0

Ari Blaine(30)                         1,400(31)      *               1,400         0              0

Alan Bluestine(30)                    90,000(31)     1.0%            90,000         0              0

Jay Bluestine(30)                        200(31)      *                 200         0              0

Robert Bonaventura(30)                 6,500(31)      *               6,500         0              0

Craig Bonn(30)                         1,100(31)      *               1,100         0              0

Denny Boys(30)                           200(31)      *                 200         0              0

James Brodie(30)                       1,500(31)      *               1,500         0              0

Basil Bullard(30)                        200(31)      *                 200         0              0

Todd Cirella(30)                       1,000(31)      *               1,000         0              0

Kevin Connors(30)                        775(31)      *                 775         0              0

Amy Cooper(30)                         8,000(31)      *               8,000         0              0

Sabin Danziger(30)                     1,500(31)      *               1,500         0              0

James Dore(30)                           450(31)      *                 450         0              0

Gareth Evans(30)                         700(31)      *                 700         0              0

Fiona Fahnestock(30)                     200(31)      *                 200         0              0

Gordon Fallone(30)                     1,750(31)      *               1,750         0              0

Scott Franklin(30)                     1,000(31)      *               1,000         0              0

Will Georgiadis(30)                      450(31)      *                 450         0              0

George Gleusner(30)                      900(31)(32)  *                 400       500              *

Lars Headley(30)                         350(31)      *                 350         0              0

Robert Hill(30)                          950(31)      *                 950         0              0

Steven Hoffman(30)                       425(31)      *                 425         0              0

Susan Kellogg(30)                        200(31)      *                 200         0              0

Scott Kurland(30)                        600(31)      *                 600         0              0

Peter Landau(30)                       1,600(31)      *               1,600         0              0


Bill Lee(30)                             450(31)      *                 450         0              0

Marc Levine(30)                          650(31)      *                 650         0              0

Dean Levy(30)                            450(31)      *                 450         0              0

Hugh Marasa(30)                        3,000(31)      *               3,000         0              0

Ian McDade(30)                           200(31)      *                 200         0              0

Joseph McGowan(30)                     1,600(31)      *               1,600         0              0

Gien McKelvey(30)                        500(31)      *                 500         0              0

David Michael(30)                        200(31)      *                 200         0              0

Peter Moore(30)                          550(31)      *                 550         0              0

James Palmer(30)                         950(31)      *                 950         0              0

Kevin Palmer(30)                         400(31)      *                 400         0              0

Matthew Parker(30)                       400(31)      *                 400         0              0

Seth Potter(30)                        8,000(31)      *               8,000         0              0

Gary Rice(30)                            200(31)      *                 200         0              0

Charles Robinson(30)                   1,000(31)      *               1,000         0              0

David Roth(30)                         2,400(31)      *               2,400         0              0

Jason Russo(30)                        1,000(31)      *               1,000         0              0

Richard Sands(30)                      8,500(31)(33)  *               6,500     2,000              *

Peter Sarner(30)                         450(31)      *                 450         0              0

Peter Silverman(30)                      950(31)      *                 950         0              0

Gary Slutsky(30)                       1,800(31)      *               1,800         0              0

Robert Spiegel(30)                     6,500(31)      *               6,500         0              0

Jeff Tabman(30)                          500(31)      *                 500         0              0

Rick Unser(30)                           350(31)      *                 350         0              0

Simeon Wohlberg(30)                    2,100(31)      *               2,100         0              0

Robert Zampa(30)                         300(31)      *                 300         0              0



-----------------------
* indicates less than 1% beneficial ownership

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2) Paul Skjodt is a member of an advisory board that advises our board of directors. The advisory board has no voting power or authority.

(3) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options. These stock options were granted to Mr. Skojdt as a finder's fee for identifying investors in our private offering of convertible notes in November 1998.

(4) Includes 30,333 shares issuable upon the exercise of currently exercisable warrants.

(5) Includes 666 shares issuable upon the exercise of currently exercisable warrants.

(6) Includes 8 shares issuable upon the exercise of currently exercisable warrants.

(7) Includes 15,000 shares issuable upon the exercise of currently exercisable warrants.

(8) Includes 8,000 shares issuable upon the exercise of currently exercisable warrants.

(9) Mr. Hillsberg and Mr. Gould are members of Troy & Gould Professional Corporation, which is giving a legal opinion on the validity of the shares covered by this prospectus.

(10) Includes 5,000 shares issuable upon the exercise of currently exercisable warrants.

(11) Includes 5,000 shares issuable upon the exercise of currently exercisable warrants.

(12)     Mr. Alimonda is employed as our national sales manager.

(13) Includes 1,000 shares issuable upon the exercise of currently exercisable warrants, and includes 15,000 shares issuable upon the exercise of currently exercisable stock options.

(14) Includes 4,000 shares issuable upon the exercise of currently exercisable warrants.

(15) Includes 22,000 shares issuable upon the exercise of currently exercisable warrants.

(16) Includes 4,000 shares issuable upon the exercise of currently exercisable warrants.

(17)     Mr. King is one of our vice presidents.

(18) Includes 6,000 shares issuable upon the exercise of currently exercisable warrants.

(19) Includes 46,764 shares issuable upon the exercise of currently exercisable warrants.

(20) Stephen Jarrett served as our executive vice president and one of our directors until April 1999.

(21) Mr. Jarrett granted an irrevocable proxy to John Swinehart, or his successors as chief executive officer of Intellicell, for his shares of common stock until April 30, 2000.

(22) John Swinehart served as our chief executive officer between November 1998 and April 1999. He became our chief operating officer in April 1999. He has also served as one of our directors since November 1998.

(23) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options. Also includes 100,000 shares which Mr. Swinehart is deemed to beneficially owned by reason of the irrevocable proxy desscribed in footnote 21.

(24)     Mark M. Laisure has served as one of our directors since November 1998.

(25) Includes 200,000 shares issuable upon the exercise of currently exercisable stock options.

(26) CIT Group/Crf Securities Investment, Inc. had provided a line of credit to us pursuant to a financing agreement entered into with them in June 1996.

(27) Includes 15,000 shares issuable upon the exercise of currently exercisable warrants.


(28) Nationscredit Commercial Corporation had provided a line of credit to us pursuant to a financing agreement that we entered into with them in May 1999.


(29) Includes 20,000 shares issuable upon the exercise of currently exercisable warrants.


(30) Sands Brothers & Co., Ltd. served as the representative of the underwriters in our initial public offering and as our financial advisor in connection with our private offering of convertible notes in November 1998 and in connection with our acquisition of Cellular Wholesalers, Inc. Sands Brothers transferred warrants to purchase 350,000 shares of common stock that it received from us to trusts controlled by two of its principals and to its employees indicated by this footnote.


(31) Consists of shares issuable upon the exercise of currently exercisable warrants.

(32)     Also includes 500 shares of common stock.



(33)     Also includes 2,000 shares of common stock.

                              PLAN OF DISTRIBUTION

STOCKHOLDER WARRANTS

         Subject to the provisions of the warrant agreement covering the warrants issued to our stockholders as a dividend in 1997, a holder of these warrants may receive the shares of common stock by doing both of the following:

          - surrendering the warrant to Continental Stock Transfer & Trust Company, the warrant agent, along with a completed subscription form
          - delivering the appropriate exercise price to the warrant agent--the payment should be made in cash, certified check or bank draft to the order of Intellicell Corp.

Upon surrender of the warrant and payment of the appropriate exercise price, we will issue and deliver a certificate or certificates for the appropriate number of shares of common stock.

SELLING STOCKHOLDERS

         As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' shares of common stock We will pay the costs and fees of registering the shares of common stock, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of these shares.

         The selling stockholders may sell the shares of common stock in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

          - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;
          - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
          - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares of common stock, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

          - enter into transactions involving short sales of the shares by broker-dealers;
          - sell shares short themselves and redeliver the shares to close out their short positions;
          - enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or
          - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares of common stock may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act of 1933.

         In addition to selling their shares under this prospectus, the selling stockholders may:

          - agree to indemnify any broker-dealer or agent against liabilities related to the selling of the shares, including liabilities arising under the Securities Act of 1933;
          - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or
          - sell their shares under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.


                                  LEGAL MATTERS

         Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus. The profit sharing plans for Sanford J. Hillsberg and William D. Gould, who are members of Troy & Gould Professional Corporation, each own 5,000 shares of common stock and warrants to acquire an additional 5,000 shares of common stock. These shares and the shares issuable upon the exercise of these warrants are included in this prospectus, as described under the section "Selling Stockholders."


                                     EXPERTS

         Our financial statements appearing in our form 10-K/A No. 2 for the year ended December 31, 1998, have been audited by Hollander, Lumer & Co. LLP, independent auditors, as set forth in their report, which is incorporated by reference into this prospectus. These financial statements are incorporated by reference into this prospectus in reliance on their report, given on the authority of that firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934 and, as a result, file reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the reports, proxy statements and other information that we file at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Securities and Exchange Commission maintains a web site at http://www.sec.gov that contains our reports, proxy statements and other information that we file electronically with the Securities and Exchange Commission. You can also inspect our reports, proxy statements and other information at the offices of the Nasdaq Stock Market.

         The Securities and Exchange Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          - Our annual report on form 10-K for the fiscal year ended December 31, 1998, as amended by amendment no. 1 on form 10-K/A and amendment no. 2 on form 10-K/A

          - Our quarterly reports on form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999
          - Our current reports on form 8-K filed on February 8, 1999, April 20, 1999, April 28, 1999, August 6, 1999, August 26, 1999, and
               November 10, 1999
          - The description of our common stock contained in the registration statement on form 8-A filed on December 16, 1996



         This prospectus is part of a registration statement on form S-3 that we have filed with the Securities and Exchange Commission (registration no. 333-85507). If you request a copy of any or all of the documents incorporated by reference, we will send you the copies requested at no charge. We will not send exhibits to these documents, however, unless the exhibits are specifically incorporated by reference in this prospectus. You should direct requests to:



         Focus Affiliates, Inc.
         Attn:  David Kane, Chief Financial Officer
         9314 Eton Avenue
         Chatsworth, California 91311
         (818) 709-2300


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         Some of the information in this prospectus, or incorporated in this prospectus by reference, may contain forward-looking statements which involve known and unknown risks and uncertainties. These risks and uncertainties may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements described or implied by the statements. These statements discuss future revenue and expenditure expectations in addition to anticipated strategies and events. When considering the forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus.

==============================================       ===========================

We have not authorized anyone to give any
information or make any representations, other
than those contained in this prospectus. You
must not rely on any unauthorized information
or representations. Only the shares described
within this prospectus are being offered, and
only under circumstances and in jurisdictions
where it is lawful to do so. The information
contained in this prospectus is current only
as of its date.                                         5,140,258 Shares of
                                                           Common Stock


                   ---------------


                  TABLE OF CONTENTS

                                          PAGE
                                         ------
Prospectus Summary......................    2            FOCUS AFFILIATES, INC.
  General Information About Us..........    2
  The Offering..........................    2
Risk Factors............................    3
Use of Proceeds.........................    7
Issuance Upon the Exercise of
   Outstanding Stockholder Warrants.....    7
 Selling Stockholders...................    8
Plan of Distribution....................   12
Legal Matters...........................   13
Experts.................................   13
Where You Can Find More Information.....   13
Cautionary Statement Converning
   Forward-Looking Information..........   14              ------------

                                                            PROSPECTUS

                                                           ------------






                                                       November 29, 1999





==============================================       ===========================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The registrant estimates that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling stockholders) will be as set forth below. All of the expenses as set forth below that are incurred with respect to the distribution will be paid by the registrant, and such amounts, with the exception of the Securities and Exchange Commission registration and Nasdaq listing fees, are estimates.

         SEC registration fee.............................      $6,888
         Nasdaq listing fees..............................       7,500
         Accounting fees and expenses.....................       5,000
         Legal fees and expenses..........................      35,000
         Printing expenses................................       8,000
         Miscellaneous....................................       2,000
                                                             ---------

            Total.........................................     $64,388
                                                             =========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

         Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

          Article Nine of the registrant's Certificate of Incorporation and the registrant's By-laws provide that all persons who the registrant is empowered to indemnify pursuant to the provisions of Section 145 of the DGCL (or any similar provision or provisions of applicable law at the time in effect), shall be indemnified by the registrant to the full extent permitted thereby. The foregoing right of indemnification shall not be deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

         Article Ten of the registrant's Certificate of Incorporation provides that no director of the registrant shall be personally liable to the registrant or its stockholders for any monetary damages for breaches of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16.  EXHIBITS

         The following exhibits, which are furnished with this registration statement or incorporated by reference, are filed as part of this registration statement:

          4 Specimen Common Stock Certificate (previously filed as an exhibit to the registrant's registration statement on Form S-1 (file no. 333-15447) and incorporated by reference.)


          5 Opinion of Counsel as to the legality of securities being registered.**

          23.1 Consent of Accountants.*

          23.2 Consent of Counsel (included in Exhibit 5).**

          24   Power of Attorney.**


-----------------

*        Included herewith.
**       Previously filed.


ITEM 17.  UNDERTAKINGS

        A.  Rule 415 Offering

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. Filings Incorporating Subsequent Exchange Act Documents by Reference

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Request for Acceleration of Effective Date

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Chatsworth, California, on November 23, 1999.


                                INTELLICELL CORP.


                                By /s/ Michael Hedge
                                   -------------------------
                                   Michael Hedge
                                   Chief Executive Officer




                                POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.



Signature                          Title                                       Date
-----------                        ------                                     ------
  /s/ Michael Hedge                President, Chief Executive Officer and      November 23, 1999
-----------------------------      Director (Principal Executive Officer)
Michael Hedge

        *                          Chief Operating Officer and                 November 23, 1999
-----------------------------      Chairman of the Board
John F. Swinehart

  /s/ David M. Kane                Chief Financial Officer (Principal          November 23, 1999
-----------------------------      Financial and Accounting Officer)
David M. Kane

        *                          Director                                    November 23, 1999
-----------------------------
J. Sherman Henderson

        *                          Director                                    November 23, 1999
-----------------------------
Mark M. Laisure

        *                          Director                                    November 23, 1999
-----------------------------
Vinay Sharma



*  By David M. Kane
   as attorney-in-fact

                                  EXHIBIT INDEX
                                 ---------------


         23.1     Consent of Accountants.